Exhibit 23.8

[LOGO OF ORE RESERVES ENGINEERING]

LETTER OF CONSENT

TO:    Lundin Mining Corporation

I refer to the Annual Report on Form 40-F of Lundin Mining Corporation dated March 31, 2008 (including all exhibits, the "Annual Report").

I hereby consent to the use of my report and the appearance of my name in the Annual Report.

Yours very truly,

/s/ Alan C. Noble
Alan C. Noble, P.E.
Dated: March 31, 2008